ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

FISCAL YEAR-END 12/31/2011

Calvert Tax-Free Reserves

First Variable Rate for Govt. Income

Calvert Variable Products, Inc.

Calvert Variable Series, Inc.

                Calvert Investment Management, Inc. (“Calvert” or the “Advisor”) is the investment advisor to the above-referenced registered investment companies (Funds). Calvert has agreed, with the respective Funds, to contractually limit (direct/ or direct ordinary) net annual fund operating expenses of the Funds through April 30, 2012, as follows. This expense limitation does not limit the Acquired fund fees and expenses incurred by a shareholder. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, taxes, and extraordinary expenses. To the extent any expense offset arrangement reduces Fund expenses, Calvert's obligation under this agreement is reduced and Calvert shall also benefit from the expense offset arrangement. The below figures are expressed as a percentage of average net assets.

	Single Class	Class A	Class B	Class C	Class O	Class I	Class F
Calvert Tax-Free Reserves
Calvert Tax-Free Bond Fund	--	--	--	--	--	--	--
Calvert Tax-Free Reserves Money Market Portfolio	--	--	--	--	--	--	--

First Variable Rate for Govt. Income
Calvert First Government Money Market	--	--	2.00%	2.00%	--	--	--

Calvert Variable Products, Inc.
Calvert VP S&P 500 Index Portfolio	0.40%	--	--	--	--	--	--
Calvert VP S&P MidCap 400 Index Portfolio	--	--	--	--	--	0.55%	0.79%
Calvert VP Nasdaq 100 Index Portfolio	0.67%	--	--	--	--	--	--
Calvert VP Russell 2000 Small Cap Index Portfolio	--	--	--	--	--	0.72%	0.93%
Calvert VP EAFE International Index Portfolio	--	--	--	--	--	0.97%	1.17%
Calvert VP Barclays Capital Aggregate Bond Index Portfolio	0.60%	--	--	--	--	--	--
Calvert VP SRI Large Cap Value Portfolio	0.76%	--	--	--	--	--	--
Calvert VP Natural Resources Portfolio	0.77%	--	--	--	--	--	--
Calvert VP Inflation Protected Plus Portfolio	0.77%	--	--	--	--	--	--

Calvert Variable Series, Inc.
Calvert VP SRI Balanced Portfolio	--	--	--	--	--	--	--
Calvert VP SRI Equity Portfolio	1.10%	--	--	--	--	--	--
Calvert VP SRI Mid Cap Growth Portfolio	--	--	--	--	--	--	--
Calvert VP SRI Strategic Portfolio	--	--	--	--	--	--	--
Calvert VP Small Cap Growth Portfolio	1.02%	--	--	--	--	--	--
Calvert VP Income Portfolio	0.83%	--	--	--	--	--	--
Calvert VP Money Market Portfolio	0.38%	--	--	--	--	--	--

For Funds:	/s/William M. Tartikoff	For Calvert:	/s/ Ronald M. Wolfsheimer
	William M. Tartikoff,		Ronald M. Wolfsheimer,
	Vice President and Secretary		Senior Vice President and Chief Financial and Administrative Officer

	Date: 5-10-11		Date: 5-10-11